Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

December 15, 2011

18 Pure Beta Commodity ETNs Introducing iPath® Pure Beta Commodity ETNs, a diversified suite of broad-based and single-commodities exposure ETNs linked to the performance of the Barclays Capital Pure Beta™ Indices. Diversified access. iPath® Pure Beta Commodity ETNs are exchange traded notes that offer access to a wide variety of commodities futures indices in a refined form with the potential to reduce the effects of roll yield. Get the pure facts on Pure Beta. Our white paper, The Basics of iPath® Pure Beta Commodity Exchange Traded Notes, provides detailed information on the mechanics of the Pure Beta methodology. For more information, visit www.iPathETN.com/refined or call 1-877-76-iPATH.

alternatives

	TICKER	YEARLY FEE[1]	MATURITY DATE
iPath® S&P 500 VIX Short-Term Futures™ ETN	VXX	0.89%	1/30/19
iPath® S&P 500 VIX Mid-Term Futures™ ETN	VXZ	0.89%	1/30/19
iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN	XXV	0.89%	7/17/20
iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN (II)	IVOP	0.89%	9/20/21
iPath® S&P 500 Dynamic VIX ETN	XVZ	0.95%	8/18/21
iPath® Global Carbon ETN	GRN	0.75%	6/24/38

fixed income

iPATH FIXED INCOME ETNs

iPath® US Treasury Steepener ETN	STPP	0.75%	8/13/20
iPath® US Treasury Flattener ETN	FLAT	0.75%	8/13/20
iPath® US Treasury 2-year Bull ETN	DTUL	0.75%	8/13/20
iPath® US Treasury 2-year Bear ETN	DTUS	0.75%	8/13/20
iPath® US Treasury 5-year Bull ETN	DFVL	0.75%	7/12/21
iPath® US Treasury 5-year Bear ETN	DFVS	0.75%	7/12/21
iPath® US Treasury 10-year Bull ETN	DTYL	0.75%	8/13/20
iPath® US Treasury 10-year Bear ETN	DTYS	0.75%	8/13/20
iPath® US Treasury Long Bond Bull ETN	DLBL	0.75%	8/13/20
iPath® US Treasury Long Bond Bear ETN	DLBS	0.75%	8/13/20

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

With short sales, an investor faces the potential for unlimited losses as the security's price rises.

Selected Risk Considerations

An investment in the iPath ETNs described herein (the "ETNs") involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under "Risk Factors" in the applicable prospectus supplement and pricing supplement.

You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or "call" a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity.

Automatic Redemption: If specified in the applicable prospectus, Barclays Bank PLC will automatically redeem a series of ETNs (in whole only, but not in part) at the specified automatic redemption value if, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the ETNs becomes less than or equal to the applicable level specified in the prospectus.

A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.

No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs.

BARCLAYS

18 Pure Beta Commodity ETNs Introducing iPath® Pure Beta Commodity ETNs, a diversified suite of broad-based and single-commodities exposure ETNs linked to the performance of the Barclays Capital Pure Beta™ Indices. Diversified access. iPath® Pure Beta Commodity ETNs are exchange traded notes that offer access to a wide variety of commodities futures indices in a refined form with the potential to reduce the effects of roll yield. Get the pure facts on Pure Beta. Our white paper, The Basics of iPath® Pure Beta Commodity Exchange Traded Notes, provides detailed information on the mechanics of the Pure Beta methodology. For more information, visit www.iPathETN.com/refined or call 1-877-76-iPATH.

iPath Exchange Traded Notes PO Box 869032 Plano, TX 75086-9032 presorted standard mail U.s. postage paid BUrlingame, Ca permit no. 1 John Q. Sample Address 1 Address 2 Anytown, CA 123456789 Your refined, redefined commodities ETN list. And over 50 other investment ideas from iPath.

iPath®
Exchange Traded Notes

BROAD

- BCM — iPath® Pure Beta Broad Commodity ETN
- SBV — iPath® Pure Beta S&P GSCI®-Weighted ETN

SECTOR

- DIRT — iPath® Pure Beta Agriculture ETN
- ONG — iPath® Pure Beta Broad Energy ETN
- WEET — iPath® Pure Beta Broad Grains ETN
- HEVY — iPath® Pure Beta Industrial Metals ETN
- LSTK — iPath® Pure Beta Livestock ETN
- BLNG — iPath® Pure Beta Precious Metals ETN
- GRWN — iPath® Pure Beta Softs ETN

SINGLE

- FOIL — iPath® Pure Beta Aluminum ETN
- CHOC — iPath® Pure Beta Cocoa ETN
- CAFE — iPath® Pure Beta Coffee ETN
- CUPM — iPath® Pure Beta Copper ETN
- CTNN — iPath® Pure Beta Cotton ETN
- OLEM — iPath® Pure Beta Crude Oil ETN
- LEDD — iPath® Pure Beta Lead ETN
- NINI — iPath® Pure Beta Nickel ETN
- SGAR — iPath® Pure Beta Sugar ETN

BARCLAYS

YOUR COMPLIMENTARY GUIDE TO PURE BETA ETNs Send in this card to receive a copy of The Basics of iPath® Pure Beta Commodity Exchange Traded Notes white paper. Or download it at www.iPathETN.com/refined Please include your email address and phone number Email Phone If you have a new address, please list it below John Q. Sample Address 1 Address 2 Anytown, CA 123456789 [XXXXXXXX] iPath Exchange Traded Notes BARCLAYS

In the context of investment strategies in the futures markets, “roll yield” is commonly used to describe the returns that occur over and above the changes in the spot returns. Diversification may not protect against market risk. Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. Barclays Capital Pure Beta Series 2 Methodology: The Barclays Capital Pure Beta Series 2 Methodology seeks to mitigate distortions in the commodities markets associated with investment flows and supply and demand distortions. However, there is no guarantee that the Pure Beta Series 2 Methodology will succeed in these objectives and an investment in the ETNs linked to indices using this methodology may underperform compared to an investment in a traditional commodity index linked to the same commodities. Market and Volatility Risk: The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. Additionally, the market value of the ETNs may be influenced by many unpredictable factors including changes in supply and demand relationships, governmental policies and economic events. Concentration Risk: Because certain ETNs are linked to an index composed of futures contracts on a single commodity or in only one commodity sector, such ETNs are less diversified than other funds. The ETNs can therefore experience greater volatility than other funds or investments. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Each of the Barclays Capital commodities indices referenced herein is a trademark of Barclays Bank PLC. ©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0489-1111 NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE

BUSINESS REPLY MAIL FIRST-CLASS MAIL PERMIT NO 3958. PLANO TX POSTAGE WILL BE PAID BY ADDRESSEE IPATH PO BOX 869032 PLANO TX 75086-9724 NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

Commodities exposure. Now refined into 18 Pure Beta ETNs. iPath Exchange Traded Notes BARCLAYS CHOC HEVY WEET CAFE DIRT SGAR BCM Cocoa Metal Grain Coffee Agriculture Sugar Broad

Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®,” “DJ,” “Dow Jones Indexes,” “UBS,” “Dow Jones-UBS Commodity IndexSM,” “DJ-UBSCISM,” “Dow Jones-UBS Commodity Index Total ReturnSM,” “Dow Jones-UBS Agriculture Subindex Total ReturnSM,” “Dow Jones-UBS Aluminum Subindex Total ReturnSM,” “Dow Jones-UBS Cocoa Subindex Total ReturnSM,” “Dow Jones-UBS Coffee Subindex Total ReturnSM,” “Dow Jones-UBS Copper Subindex Total ReturnSM,” “Dow Jones-UBS Cotton Subindex Total ReturnSM,” “Dow Jones-UBS Energy Subindex Total ReturnSM,” “Dow Jones-UBS Grains Subindex Total ReturnSM,” “Dow Jones-UBS Industrial Metals Subindex Total ReturnSM,” “Dow Jones-UBS Lead Subindex Total ReturnSM,” “Dow Jones-UBS Livestock Subindex Total ReturnSM,” “Dow Jones- UBS Natural Gas Subindex Total ReturnSM,” “Dow Jones-UBS Nickel Subindex Total ReturnSM,” “Dow Jones-UBS Platinum Subindex Total ReturnSM,” “Dow Jones-UBS Precious Metals Subindex Total ReturnSM,” “Dow Jones-UBS Softs Subindex Total ReturnSM,” “Dow Jones-UBS Sugar Subindex Total ReturnSM” and “Dow Jones-UBS Tin Subindex Total ReturnSM” are servicemarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sublicensed for use for certain purposes by Barclays Bank PLC. The ETNs based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes, or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the ETNs based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the ETNs based on any of the indices particularly. The MSCI indexes are the exclusive property of MSCI, Inc. (“MSCI”). MSCI and the MSCI index names are servicemark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. “S&P GSCI®,” “S&P GSCI® Index,” “S&P GSCI® Total Return Index,” “S&P GSCI® Commodity Index” and “S&P GSCI® Crude Oil Total Return Index” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P. S&P does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P GSCI® to track general stock market performance. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500TM” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), and “BuyWrite” and “CBOE” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”). These marks have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE and neither S&P nor CBOE make any representation regarding the advisability of investing in the ETNs. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500TM,” “S&P 500 VIX Short-Term Futures™,” “S&P 500 VIX Mid-Term Futures™” and “S&P 500® Dynamic VIX Futures™” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of either index to track market performance. “Barclays Capital Intelligent Carry IndexTM” and the “USD Intelligent Carry IndexTM” are trademarks of Barclays Bank PLC. “Barclays Capital Global Carbon IndexTM” and “Barclays Capital Global Carbon Index Total ReturnTM” are trademarks of Barclays Bank PLC. “Barclays Capital US Treasury 2Y/10Y Yield Curve IndexTM,” “Barclays Capital 2Y US Treasury Futures Targeted Exposure IndexTM,” “Barclays Capital 5Y US Treasury Futures Targeted Exposure IndexTM,” “Barclays Capital 10Y US Treasury Futures Targeted Exposure IndexTM” and “Barclays Capital Long Bond US Treasury Futures Targeted Exposure IndexTM” are trademarks of Barclays Bank PLC. “Russell 1000® Index” and “Russell 2000® Index” are trademarks of the Russell Investment Group and have been licensed for use by Barclays Bank PLC. The ETNs are not sponsored, endorsed, sold, or promoted by the Russell Investment Group and the Russell Investment Group makes no representation regarding the advisability of investing in the ETNs. Each of the Barclays Capital commodities indices referenced herein is a trademark of Barclays Bank PLC. ©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0489-1111 NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE For more info visit www.iPathETN.com or call 1-877-76-iPATH. BARCLAYS

As of 11/15/2011

iPath® Exchange Traded Notes

etn product list

commodities

	TICKER	YEARLY FEE[1]	MATURITY DATE
PURE BETA ETNs			
BROAD			
iPath® Pure Beta Broad Commodity ETN	BCM	0.75%	4/18/41
iPath® Pure Beta S&P GSCI®-Weighted ETN	SBV	0.75%	4/18/41
SECTOR			
iPath® Pure Beta Agriculture ETN	DIRT	0.75%	4/18/41
iPath® Pure Beta Energy ETN	ONG	0.75%	4/18/41
iPath® Pure Beta Grains ETN	WEET	0.75%	4/18/41
iPath® Pure Beta Industrial Metals ETN	HEVY	0.75%	4/18/41
iPath® Pure Beta Livestock ETN	LSTK	0.75%	4/18/41
iPath® Pure Beta Precious Metals ETN	BLNG	0.75%	4/18/41
iPath® Pure Beta Softs ETN	GRWN	0.75%	4/18/41
SINGLE			
iPath® Pure Beta Aluminum ETN	FOIL	0.75%	4/18/41
iPath® Pure Beta Cocoa ETN	CHOC	0.75%	4/18/41
iPath® Pure Beta Coffee ETN	CAFE	0.75%	4/18/41
iPath® Pure Beta Copper ETN	CUPM	0.75%	4/18/41
iPath® Pure Beta Cotton ETN	CTNN	0.75%	4/18/41
iPath® Pure Beta Crude Oil ETN	OLEM	0.75%	4/18/41
iPath® Pure Beta Lead ETN	LEDD	0.75%	4/18/41
iPath® Pure Beta Nickel ETN	NINI	0.75%	4/18/41
iPath® Pure Beta Sugar ETN	SGAR	0.75%	4/18/41
BROAD			
iPath® Dow Jones-UBS Commodity Index Total Return℠ ETN	DJP	0.75%	6/12/36
iPath® S&P GSCI® Total Return Index ETN	GSP	0.75%	6/12/36
SECTOR			
iPath® Dow Jones-UBS Agriculture Subindex Total Return℠ ETN	JJA	0.75%	10/22/37
iPath® Dow Jones-UBS Energy Subindex Total Return℠ ETN	JJE	0.75%	10/22/37
iPath® Dow Jones-UBS Grains Subindex Total Return℠ ETN	JJG	0.75%	10/22/37
iPath® Dow Jones-UBS Industrial Metals Subindex Total Return℠ ETN	JJM	0.75%	10/22/37
iPath® Dow Jones-UBS Livestock Subindex Total Return℠ ETN	COW	0.75%	10/22/37
iPath® Dow Jones-UBS Precious Metals Subindex Total Return℠ ETN	JJP	0.75%	6/24/38
iPath® Dow Jones-UBS Softs Subindex Total Return℠ ETN	JJS	0.75%	6/24/38

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

BARCLAYS

commodities contd.

	TICKER	YEARLY FEE[1]	MATURITY DATE
SINGLE			
iPath® Dow Jones-UBS Aluminum Subindex Total Return℠ ETN	**JJU**	0.75%	6/24/38
iPath® Dow Jones-UBS Cocoa Subindex Total Return℠ ETN	**NIB**	0.75%	6/24/38
iPath® Dow Jones-UBS Coffee Subindex Total Return℠ ETN	**JO**	0.75%	6/24/38
iPath® Dow Jones-UBS Copper Subindex Total Return℠ ETN	**JJC**	0.75%	10/22/37
iPath® Dow Jones-UBS Cotton Subindex Total Return℠ ETN	**BAL**	0.75%	6/24/38
iPath® Dow Jones-UBS Lead Subindex Total Return℠ ETN	**LD**	0.75%	6/24/38
iPath® Dow Jones-UBS Natural Gas Subindex Total Return℠ ETN[2]	**GAZ**	0.75%	10/22/37
iPath® Dow Jones-UBS Nickel Subindex Total Return℠ ETN	**JJN**	0.75%	10/22/37
iPath® Dow Jones-UBS Platinum Subindex Total Return℠ ETN[2]	**PGM**	0.75%	6/24/38
iPath® Dow Jones-UBS Sugar Subindex Total Return℠ ETN	**SGG**	0.75%	6/24/38
iPath® Dow Jones-UBS Tin Subindex Total Return℠ ETN	**JJT**	0.75%	6/24/38
iPath® S&P GSCI® Crude Oil Total Return Index ETN	**OIL**	0.75%	8/14/36

currencies

iPath® EUR/USD Exchange Rate ETN	**ERO**	0.40%	5/14/37
iPath® GBP/USD Exchange Rate ETN	**GBB**	0.40%	5/14/37
iPath® JPY/USD Exchange Rate ETN	**JYN**	0.40%	5/14/37
iPath® Optimized Currency Carry ETN	**ICI**	0.65%	1/28/38

equities

iPATH LEVERAGED EQUITY ETNs			
iPath® Long Extended Russell 1000® TR Index ETN	**ROLA**	0.50%	11/30/20
iPath® Short Extended Russell 1000® TR Index ETN	**ROSA**	0.50%	11/30/20
iPath® Long Extended Russell 2000® TR Index ETN	**RTLA**	0.50%	11/30/20
iPath® Short Extended Russell 2000® TR Index ETN	**RTSA**	0.50%	11/30/20
iPath® Long Enhanced MSCI EAFE® Index ETN	**MFLA**	0.80%	11/30/20
iPath® Short Enhanced MSCI EAFE® Index ETN	**MFSA**	0.80%	11/30/20
iPath® Long Enhanced MSCI Emerging Markets Index ETN	**EMLB**	0.80%	11/30/20
iPath® Short Enhanced MSCI Emerging Markets Index ETN	**EMSA**	0.80%	11/30/20
iPath® Long Extended S&P 500® TR Index ETN	**SFLA**	0.35%	11/30/20
iPath® Short Extended S&P 500® TR Index ETN	**SFSA**	0.35%	11/30/20
iPath® Long Enhanced S&P 500 VIX Mid-Term Futures™ ETN (II)	**VZZB**	0.89%	7/12/21
iPATH STRATEGY ETN			
iPath® CBOE S&P 500 BuyWrite Index℠ ETN	**BWV**	0.75%	5/28/37
iPATH EMERGING MARKET ETN			
iPath® MSCI India Index℠ ETN[2]	**INP**	0.89%	12/18/36

All iPath ETNs trade on NYSE Arca℠ and are eligible for short sales.

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

2. Closed to further issuances.

alternatives

	TICKER	YEARLY FEE[1]	MATURITY DATE
iPath® S&P 500 VIX Short-Term Futures™ ETN	VXX	0.89%	1/30/19
iPath® S&P 500 VIX Mid-Term Futures™ ETN	VXZ	0.89%	1/30/19
iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN	XXV	0.89%	7/17/20
iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN (II)	IVOP	0.89%	9/20/21
iPath® S&P 500 Dynamic VIX ETN	XVZ	0.95%	8/18/21
iPath® Global Carbon ETN	GRN	0.75%	6/24/38

fixed income

IPATH FIXED INCOME ETNs

iPath® US Treasury Steepener ETN	STPP	0.75%	8/13/20
iPath® US Treasury Flattener ETN	FLAT	0.75%	8/13/20
iPath® US Treasury 2-year Bull ETN	DTUL	0.75%	8/13/20
iPath® US Treasury 2-year Bear ETN	DTUS	0.75%	8/13/20
iPath® US Treasury 5-year Bull ETN	DFVL	0.75%	7/12/21
iPath® US Treasury 5-year Bear ETN	DFVS	0.75%	7/12/21
iPath® US Treasury 10-year Bull ETN	DTYL	0.75%	8/13/20
iPath® US Treasury 10-year Bear ETN	DTYS	0.75%	8/13/20
iPath® US Treasury Long Bond Bull ETN	DLBL	0.75%	8/13/20
iPath® US Treasury Long Bond Bear ETN	DLBS	0.75%	8/13/20

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated and any other applicable costs, please see the applicable product page and Pricing Supplement at www.iPathETN.com.

With short sales, an investor faces the potential for unlimited losses as the security's price rises.

Selected Risk Considerations

An investment in the iPath ETNs described herein (the "ETNs") involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under "Risk Factors" in the applicable prospectus supplement and pricing supplement.

You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or "call" a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity.

Automatic Redemption: If specified in the applicable prospectus, Barclays Bank PLC will automatically redeem a series of ETNs (in whole only, but not in part) at the specified automatic redemption value if, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the ETNs becomes less than or equal to the applicable level specified in the prospectus.

A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.

No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs.

BARCLAYS